UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pfizer Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pfizer Inc. 235 East 42nd Street, New York, NY 10017

Dear Pfizer Shareholder:

On April 26, 2012, Pfizer Inc. will hold its Annual Meeting of Shareholders. I am writing to ask for your support at our Annual Meeting by voting your shares; your vote is needed and valued. With the Annual Meeting only a short time away, please act today to be sure your shares are voted in accordance with your wishes.

As I noted in my letter “To Our Shareholders,” our financial performance in 2011 was strong. We met or exceeded every component of our full-year financial guidance, despite the headwinds from a challenging global business environment and the reality of absorbing about $5 billion in revenue declines due to changes in the patent status of some products, most notably Lipitor in the U.S. In addition, we reduced our operating expenses and took several steps to allocate capital in ways that resulted in greater shareholder value. We returned more than $15 billion in capital to shareholders through dividend payments of over $6 billion and stock repurchases of approximately $9 billion. I remain confident that we are taking the right actions to create value for you, and for all of our shareholders. You may view the full text of my letter* in the Proxy Statement at www.pfizer.com/proxy.

If you have already voted, thank you for your prompt response. If not, you can vote by telephone, Internet or mail. For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with telephone and Internet voting instructions. In the event that two proxies/voting instruction forms are received from you, the one with the latest date will be counted.

I appreciate your continued investment in Pfizer and your consideration of the matters to be presented at this year’s Annual Meeting.

Thank you for voting.

Sincerely,

/s/ Ian C. Read
Ian C. Read
Chairman and CEO

*	Not part of our proxy solicitation materials

www.pfizer.com